EXHIBIT 10.15

Summary of Retention Bonus Plan

The Company’s retention bonus plan (the “Retention Bonus Plan”) was adopted for the benefit of certain of its key employees, including each of its named executive officers (collectively, the “Key Employees”), pursuant to which the Key Employees would be eligible to receive cash bonuses from the Company upon the satisfaction of certain conditions and the achievement of specified performance criteria. Pursuant to the Retention Bonus Plan, the Key Employees will be eligible to receive retention bonuses from the Company in an amount not to exceed a fixed percentage of each Key Employee’s salary as in effect at the time the Retention Bonus Plan was adopted, as determined by the Compensation Committee. In order to be eligible to receive some or all of the retention bonus, each Key Employee must be employed by the Company at the time the retention bonus would be paid, and meet certain individual performance objectives, to be determined by the Compensation Committee.